Exhibit 10(a)

  Written Consent and Opinion as to Legality of Securities Being Registered of
                       Blazzard, Grodd & Hasenauer, P.C.

                                        April 28, 1997

Board of Directors
Phoenix Home Life Mutual Insurance Company
One American Row
Hartford, CT 06115

     RE:  Opinion of Counsel
          PHOENIX HOME LIFE VARIABLE ACCUMULATION ACCOUNT

Gentlemen:

     You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 26 to a Registration Statement on Form N-4 (File Nos. 2-78020 and 811-3488) with respect to certain variable annuity contracts (the "Contracts") to be issued by Phoenix Home Life Variable Accumulation Account.

     We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the following opinion:

          Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under Contract.

     This opinion is limited soley to its use as an exhibit to your Post-Effective Amendment No. 26 to Form N-4 (File Nos. 2-78020 and 811-3488).

     We consent to the reference to our Firm under the captions "Legal Matters" in the Prospectus and "Experts" in the Statement of Additional Information which forms a part of the Registration Statement.

                                   Sincerely

                                   BLAZZARD, GRODD & HASENAUER, P.C.

                               By: /s/Lynn Korman Stone
                                   -----------------------------------
                                   Lynn Korman Stone